Exhibit 99.1

Investor Contacts:	Tim Schugel / Tony Ishaug
Telephone: (952) 944-5600

DEPARTMENT 56 PROVIDES INITIAL EPS ESTIMATE FOR 2003

March 17, 2003 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today released a preliminary estimate of fully diluted earnings per share (EPS) for fiscal 2003 within the range of $1.70 to $1.80. The Company’s preliminary EPS estimate is driven by its forecast of wholesale customer orders for fiscal 2003 to be down approximately 8% to 12% compared to orders received in fiscal 2002. Wholesale customer orders through the first eleven weeks ended March 15, 2003 have decreased 17% compared to the same period in 2002.

Commenting on the preliminary EPS estimate and wholesale order forecast, Susan Engel, Chairwoman and Chief Executive Officer, said, “Our estimate today is highly preliminary in that it is based mainly on current orders from Gift and Specialty accounts. Over the past few years we have seen a gradual shift toward retailers reducing their initial orders and placing more re-orders and we believe that this trend is continuing this year.” The Company’s first quarter order input in fiscal 2000 represented 68% of total net wholesale orders for that year; by comparison, first quarter orders in fiscal 2001 and 2002 averaged 63%.

In addition, the Company also stated that the implementation of a needed restructuring within its wholesale sales force at the end of 2002 changed the mix and identity of account assignments for many of its sales representatives. This change has been an additional factor that has delayed order input from some of its gift and specialty retail accounts.

Ms. Engel also stated, “As we have previously discussed, our strategies for growth include revenue generation from initiatives such as the Time to Celebrate party plan business and our Simple Traditions program for mid-tier general merchandise retailers. We foresee that this increased diversification in the Company’s business model will affect our ability to provide early guidance to investors. Furthermore, as we expect our retail segment to be a significant contributor to sales and earnings, our 2003 results will be dependent on our fourth quarter performance, particularly with a planned return this year of Geppeddo to its historic levels of profitability.”

On the initial wholesale order input Ms. Engel noted, “We are coming off of several difficult years for the Gift and Specialty retail channel. Signs from last year suggest that attrition in the number of accounts in this channel — albeit continuing — has moderated meaningfully. We were pleased to realize in 2002 a net gain in the number of our General Giftware accounts and a slowing in the attrition of collectible customers over 2001’s metrics.”

“For this year,” Ms. Engel continued, “anecdotal feedback indicates that the channel is continuing to take a cautious approach in 2003 given the current state of the economy, consumer confidence levels and geo-political uncertainty. Our retailers have also expressed their growing confidence in our ability to accept and fill orders later in the year, which enables them to defer some of their purchase commitments until they have better clarity on consumer demand.”

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity. Department 56 also offers Geppeddo® brand dolls, doll accessories and plush items.

Department 56 sells its products through approximately 14,000 wholesale customers who operate gift, specialty and department stores in the United States and Canada, Company-operated retail stores and seasonal kiosks throughout the United States, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Such factors include, among other things, the following: consumer acceptance of new products; changing public and consumer taste; product development efforts; identification and retention of sculpting and other talent; shift in product mix; completion of third-party product manufacturing; retailer reorders and order cancellations; the volume, number, mix and timing of retailers’ orders, retailer inventory policies, and the Company’s ability to forecast and fulfill changes in anticipated product demand; control of operating expenses; collection of accounts receivable; management of inventory; changes in the cost and availability of cargo transportation, dockage and materials handling with respect to both the importation of inventory and the shipment of product to the Company’s customers; the effect of regulations and operating protocols affecting the importation of goods into the U.S., including security measures adopted by the Customs Services in light of heightened terrorism;  changes in foreign exchange rates; corporate cash flow application, including share repurchases; cost of debt capital; functionality of information, operating and distribution systems; identification, completion and results of acquisitions, investments, and other strategic business initiatives; capital expenditures and depreciation, and the timing thereof; grants of stock options or other equity equivalents; actual or deemed exercises of stock options; industry, general economic, regulatory, transportation, labor, and international trade and monetary conditions; adverse weather conditions, natural disasters (such as hurricanes and epidemics), terrorist activities and international political/military developments which may, among other things, impair performance at the retail stores of the Company and its customers; and actions of competitors. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.